U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

    Prochnow                          James                E.
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   (Last)                            (First)              (Middle)

    3100 AMS Boulevard
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                                    (Street)
    Green Bay                         WI                     54313

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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     12/31/2002 (1)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     American Medical Security Group, Inc.  (AMZ)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

          Vice President, Controller and Interim Treasurer
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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No securities owned
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
(1) Section 16(a) reports were filed for Mr. Prochnow from 1998 until early 2000 at which time the Board of Directors of AMZ determined he was not an officer as defined in Section 16a-1(f); and, therefore, Mr. Prochnow ceased filing Section 16a reports. No Section 16a reports were filed to indicate he exited the reporting system. On 12/31/02 he became a Section 16 officer which prompted the filing of this Form 3.

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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Employee Stock Option    (2)        12/17/10        Common Stock            5,000        $14.3750       D
(right to buy)
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Employee Stock Option    (3)        11/16/11        Common Stock            5,000        $ 5.8125       D
(right to buy)
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Employee Stock Option    (4)        11/16/12        Common Stock           10,000        $ 5.1875       D
(right to buy)
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Employee Stock Option    (5)        11/28/13        Common Stock           10,000        $10.2000       D
(right to buy)
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
Explanation of Responses:
(2)The option becomes exercisable in four annual installments beginning 12/18/99
(3)The option becomes exercisable in four annual installments beginning 11/17/00
(4)The option becomes exercisable in four annual installments beginning 11/17/01
(5)The option becomes exercisable in four annual installments beginning 11/29/02


/s/ James E. Prochnow                                    1/9/03
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print or Type Responses)

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